                                                                   Exhibit 99.11

                                                                      EXHIBIT K
                             STOCKHOLDER AGREEMENT
                             ---------------------

                                August 15, 1997

          The parties to this agreement are VS&A Communications Partners II, L.P., a Delaware limited partnership ("Parent"), VS&A-T/SF, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the "Sub"), and Florence Lloyd Jones Barnett and Howard G. Barnett, Sr., as Co-Trustees of The Florence
L. J. and Howard G. Barnett Foundation (the "Stockholder").

          Concurrently with the execution and delivery of this agreement, Parent, the Sub, and T/SF Communications Corporation, a Delaware corporation (the "Company"), are entering into a Stock Purchase Agreement the ("Agreement") which provides inter alia, for the Company's cash tender offer (the "Offer") to
               ----- ----
purchase all of the Company's outstanding shares of common stock, par value $.10
per share ("Common Stock") at a price of $40.25 per share.   As a condition to
entering into the Agreement, Parent has required that the Stockholder agree to the terms of this agreement and, as an inducement to Parent and the Sub to enter into the Agreement and proceed with the Offer, the Stockholder has agreed to those terms as set forth below. Capitalized terms used end not defined in this agreement have the meanings ascribed to them in the Agreement.

          It is therefore agreed as follows:

     1.   Tender of Shares.
          ----------------

          (a)  Tender.  Not later than the fifteenth business day after
               ------
commencement of the Offer pursuant to Section 1.1 of the Agreement, the Stockholder shall validly tender (or cause the record owner of his Shares to validly tender), in accordance with the terms of the Offer, the number of shares of the Common Stock set forth opposite the Stockholder's name on Schedule I to this agreement, all of which are beneficially owned by the Stockholder, together with any additional shares of the Common Stock that the Stockholder acquires record or beneficial ownership of after execution of this agreement except for additional shares acquired in any capacity excepted from this agreement pursuant to Schedule I.

          (b)  Authorization to Disclose. The Stockholder authorizes the
               -------------------------
Company, Parent and the Sub to publish and disclose in the documents relating to the Offer the Stockholder's identity and ownership of the Company's common stock and the nature of the Stockholder's commitments, arrangements and understandings under this agreement.

          (c)  Conditions. The Stockholder acknowledges that the Company's
               ----------
obligation to accept and pay for the Shares in the Offer, including the Shares owned of record or beneficially by the Stockholder, is subject to the term and conditions of the Offer.

     2.   The Stockholder's Responsibilities with Respect to the Merger.
          -------------------------------------------------------------

          (a)  Voting Agreement. The Stockholder shall, at any meeting of the
               ----------------
holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock, vote (or cause to be voted) the Shares, then held of record or beneficially owned by the Stockholder against any Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Agreement or which would result in any of the conditions set forth in Annex A to the Agreement or set forth in Article VI of the Agreement not being fulfilled. The Stockholder shall not be required to take any action in accordance with this provision, however, to the extent that the Stockholder shall have been advised by counsel in writing that in the opinion of such counsel, the taking of any such action would violate the Stockholder's fiduciary duties to the Company's stockholders under applicable law, either in the Stockholder's capacity as a stockholder of the Company or in the Stockholder's capacity as a member of the Company's Board of Directors.

          (b)  No Solicitation. Upon execution of this agreement the Stockholder
               ---------------
immediately shall cease any activities, discussions or negotiations with other parties with respect to any Acquisition Proposal and shall not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and any of its affiliates or representatives) concerning any Acquisition Proposal, except that the Stockholder may negotiate and participate in negotiations with any entity or group concerning an Acquisition Proposal to the extent that the Company is permitted to do so under section 5.4 of the Agreement. The Stockholder shall immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry the Stockholder receives in his capacity as a stockholder of the Company (and the Stockholder shall furnish to Parent copies of any written materials received by the Stockholder in his capacity as a stockholder of the Company, in connection with any such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry.

          (c)  No Transfer of Shares or Inconsistent Arrangements.  Except as
               --------------------------------------------------
contemplated by the Agreement or this agreement, the Stockholder shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares in the Company held by the Stockholder of record or beneficially, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of those Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to those Shares, (iv) deposit any of those Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of those Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations under this agreement or the transactions contemplated by this agreement or by the Agreement. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares in the Company owned of record or beneficially by the Stockholder, unless such transfer is made in compliance with this agreement.

          (d)  Company Options.  If the Stockholder holds Options to acquire
               ---------------
shares of Company

Common Stock, Stockholder shall, if requested by the Company, consent to the cancellation or substitution of those options in accordance with the terms of the Agreement and shall execute all appropriate documentation in connection with such cancellation or substitution.

          (e)  Reasonable Efforts.  Subject to the terms and conditions of this
               ------------------
agreement, each of the parties to this agreement shall use reasonable efforts to take or cause to be taken all such action as may be necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this agreement and the Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by Stockholder with any Governmental entity in connection with this agreement and the Agreement and the transactions contemplated by this agreement and the Agreement.

          (f)  Further Assurances.  Each party shall from time to time, at the
               ------------------
other party's request and without further consideration, execute and deliver such additional documents and take such further lawful action as may be necessary or desirable to consummate, in the most expeditious manner practicable, the transactions contemplated by this agreement.

     3.   Profit on Disposition of Shares Other than Pursuant to the Offer.
          ----------------------------------------------------------------

          If prior to the time of acceptance for payment of the shares pursuant to the Offer (a) the Company's board of directors withdraws or modifies its approval or recommendation of the Offer or the Agreement, approves or recommends a Superior Proposal, or enters into an agreement with respect to a Superior Proposal, and (b) within 12 months thereafter there is a Disposition of any or all of the shares of the Company owned by the Stockholder either pursuant to the Superior Proposal or pursuant to a different Acquisition Proposal for which an agreement was entered into within six months thereafter, then, promptly upon receipt by the Stockholder of the proceeds of the Disposition, the Stockholder shall pay to Parent an amount equal to the first $1.50 per Share of additional consideration received in connection with the Disposition and 50% of any additional consideration in excess of $1.50 per Share received in connection with the Disposition (including the fair market value of any property) as compared to the consideration that would have been received pursuant to the Offer. If all or any portion of the consideration received in connection with the Disposition is other than cash, payment to Parent shall be made in kind or, at the Stockholder's election, in cash in an amount equal to the fair market value of the consideration other than cash. As used in this provision, the term "Disposition" means any sale, exchange or other disposition of shares, including any disposition in connection with any tender offer, merger, consolidation or liquidation.

     4.   Representations and Warranties of the Stockholder.  The Stockholder
          -------------------------------------------------
represents and warrants to Parent and the Sub as follows:

          (a)  Power; Binding Agreement. The Stockholder has the legal capacity,
               ------------------------
power and authority to enter into and perform all of the Stockholder's obligations under this agreement. The execution, delivery and performance of this agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party or by which the Stockholder is bound, including, but not limited to, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust. This agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this agreement or the consummation by the Stockholder of the transactions contemplated by this agreement.

          (b)  No Conflicts.  Except for filings under the HSR Act, the Exchange
               ------------
Act and as set forth in Section 3.4 of the Disclosure Schedule to the Agreement,
(i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is required for the execution and delivery of this agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated by this agreement and (ii) the execution, delivery and performance of this agreement by the Stockholder will not violate any agreement or other obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets is bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets.

          (c)  Ownership of Shares. The Stockholder is the record and beneficial
               -------------------
owner of the number of shares of the Common Stock subject to this agreement set forth opposite the Stockholder's name on Schedule I to this agreement, except as set forth on Schedule I, those shares constitute all of the shares of the Common Stock owned of record or beneficially by the Stockholder, and upon tender of those shares to the Company and the purchase of the shares by the Company pursuant to the Offer, the Company shall acquire valid title to those shares, free and clear of any claims, liens, encumbrances, proxies, voting trusts or agreements, understandings or arrangements or any other rights (collectively, "Encumbrances"). Subject to applicable securities laws and the terms of this agreement, the Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in sections 1,2 and 3 of this agreement, sole power of disposition, sole power of conversion, sole power to demand appraisal rights, and sole power to agree to all of the matters set forth in this agreement, in each case with respect to all of the shares in the Company beneficially owned by the Stockholder, with no limitations, qualifications or restrictions on those rights.

          (d)  No Encumbrance. Except as permitted by this agreement, the shares
               --------------
in the Company owned by the Stockholder of record or beneficially, and the certificates representing those shares, are now, and at all times prior to the purchase of those shares pursuant to the Offer will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all Encumbrances except for those arising under this agreement.

          (e)  No Finder's Fees.  Except as set forth in Section 3.18 of the
               ----------------
Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by this agreement based upon arrangements made by or on behalf of the Stockholder.

     5.   Representations and Warranties of Parent and the Sub.  Parent and the
          ----------------------------------------------------
Sub jointly and severally represent and warrant to the Stockholder as follows:

          (a)  Power: Binding Agreement.  Each of Parent and the Sub has the
               -------------------------
corporate power and authority to enter into and perform all of its obligations under this agreement and the execution, delivery and performance of this agreement by Parent and the Sub have been duly authorized by all necessary partnership or corporate action. The execution, delivery and performance of this agreement by each of Parent and the Sub will not violate any other agreement to which either of them is a party or by which either of them is bound. This agreement has been duly and validly executed and delivered by each of Parent and the Sub and constitutes a valid and binding agreement of each of Parent and the Sub, enforceable against each of them in accordance with its terms.

          (b)  No Conflicts.  Except for filings under the HSR Act and the
               ------------
Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this agreement by each of Parent and the Sub and the consummation by each of Parent and the Sub of the transactions contemplated hereby and (ii) the execution, delivery and performance of this agreement by each of Parent and the Sub will not (A) conflict with or result in any breach of any organizational documents applicable to either Parent or the Sub, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which either Parent or the Sub is a party or by which either Parent or the Sub or any of their respective properties or assets is bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to either Parent or the Sub or any of their respective properties or assets.

     6.   Termination.
          -----------

          Except as provided in Section 3 of this agreement, this agreement shall terminate upon the termination of the Agreement in accordance with its terms. The termination of this agreement pursuant to this provision shall not relieve any party of liability for any prior breach of its or his or her obligations under this agreement.

     7.   Definitions.
          -----------

          (a)  Shares.  Any reference in this agreement to the shares owned of
               ------
record or beneficially by the Stockholder shall be deemed to include shares hereafter acquired by the Stockholder upon any stock dividend or distribution or any change in the Company's Common Stock by reason of any split-up, recapitalization, combination, exchange of shares or similar corporate action.

          (b)  Beneficial Ownership.  For the purpose of this agreement,
               --------------------
beneficial ownership with respect to any shares means beneficial ownership as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, including pursuant to any agreement, arrangement or understanding, whether or not in writing.

          (c)  Agreement.  Any reference to the "Agreement" refers to the
               ---------
Agreement executed on this date as it may hereafter be amended from time to time.

     8.   Miscellaneous.
          -------------

          (a)  Reliance by Parent. The Stockholder acknowledges that Stockholder
               ------------------
understands that Parent is entering into, and causing Sub to enter into, the Agreement in reliance upon the Stockholder's execution, delivery and performance of this agreement.

          (b)  Entire Agreement; No Oral Change.  This agreement contains a
               ---------------------------------
compete statement of all of the arrangements among the parties with respect to its subject matter, supersedes all prior agreements and understandings, written and oral, among the parties with respect to that subject matter, and cannot be changed or terminated except by an agreement in writing signed by all parties.

          (c)  Binding Agreement.  This agreement and the obligations under this
               -----------------
agreement shall attach to the shares owned of record and beneficially by the Stockholder and shall be binding upon any such person or entity to which legal or beneficial ownership of those shares shall pass, whether by operation of law or otherwise, including, but not limited to, the Stockholder's heirs, guardians, administrators or successors. The transferee of any shares shall remain liable for the performance of all obligations of the transferor under this agreement.

          (d)  Assignment.  None of the parties may assign any of its or his or
               ----------
her rights or delegate any of its or his or her duties under this agreement without the prior written consent of the other parties.

          (e)  Notices.  All notices and other communications hereunder shall be
               -------
in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i)  if to Parent or the Sub, to:

                  VS&A Communications Partners II, L.P.
                  350 Park Avenue
                  New York, New York  10022
                  Attn:  Jeffrey T. Stevenson
                  President

                  with a copy to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, New York  10036
                  Attn:  Bertram A. Abrams, Esq.

                  (ii) if to the Stockholder, to:

                  Florence Lloyd Jones Barnett and Howard G. Barnett, Sr.
                    as Co-Trustees of The Florence L. J. and Howard G. Barnett Foundation
                  2619 East 37th Street
                  Tulsa, Oklahoma 74105

                  with a copy to:

                  Conner & Winters
                  2400 First Place Tower
                  15 East 5th Street
                  Tulsa, Oklahoma  74103
                  Attn:  Robert A. Curry, Esq.

          (f)  Severability. Whenever possible, each provision or portion of any
               ------------
provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained in this agreement.

          (g)  Specific Performance.  The Stockholder acknowledges that the
               --------------------
Company's business is of a special, unique and extraordinary character, and that any default in the performance of Stockholder's obligations under sections 1 and 2 of this agreement could not be compensated for by damages. Accordingly, if the Stockholder defaults in the performance of Stockholder's obligations under section 1 or 2 of this agreement, Parent and the Sub shall be entitled, in addition to any other remedies that either of them may have, to enforcement of this agreement by a decree of specific performance requiring the Stockholder to fulfill those obligations, without any bond or other security being required and without the necessity of showing actual damages.

          (h)  Remedies Cumulative.  All rights, powers and remedies provided
               -------------------
under this agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy by any party shall not preclude the simultaneous or later exercise by that party of any other right, power or remedy.

          (i)  No Waiver. The failure of any party hereto to exercise any right,
               ---------
power or remedy provided under this agreement or otherwise available at law or in equity, or to insist upon compliance by any other party with its obligations under this agreement, and any custom or practice of the parties at variance with the terms of this agreement, shall not constitute a waiver by that party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (j)  No Third Party Beneficiaries.  This agreement is not intended to
               ----------------------------
be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

          (k)  Governing Law.  This agreement shall be governed and construed in
               -------------
accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

          (l)  Jurisdiction.  The courts of the State of Delaware and the United
               ------------
States District Court for the Southern District of New York shall have jurisdiction over the parties with respect to any dispute or controversy among them arising under or in connection with this agreement and, by execution and delivery of this agreement, each of the parties to this agreement submits to the jurisdiction of those courts, including, but not limited to, the in personam and
                                                                 -----------
subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in
                                        ----- --- ----------                 --
personam or subject matter jurisdiction and any similar grounds, consents to
--------
service of process by mail (in accordance with section 8(e)) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this agreement. These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this agreement.

          (m)  Headings.  The descriptive headings in this agreement are for
               --------
convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this agreement.

                            VS&A COMMUNICATIONS PARTNERS II, L.P.


                            By: /s/ Jeffrey T. Stevenson
                                ------------------------------------------------
                                   Jeffrey T. Stevenson
                                   President and General Partner

                            VS&A-T/SF, INC.


                            By: /s/ Jeffrey T. Stevenson
                                ------------------------------------------------
                                   Jeffrey T. Stevenson
                                   President and General Partner


                            FLORENCE LLOYD JONES BARNETT AND
                            HOWARD G. BARNETT, SR. AS CO-TRUSTEES
                            OF THE FLORENCE L. J. AND HOWARD G.
                            BARNETT FOUNDATION


                            /s/ Florence Lloyd Jones Barnett
                            ----------------------------------------------------
                            Florence Lloyd Jones Barnett


                            /s/ Howard G. Barnett, Sr.
                            ----------------------------------------------------
                            Howard G. Barnett, Sr.

                                  SCHEDULE 1

                                   NUMBER OF SHARES            NUMBER OF SHARES BENEFICIALLY
                                   BENEFICIALLY OWNED          OWNED EXCLUDED FROM THIS
                                   SUBJECT TO THIS             AGREEMENT (INDICATING
NAME OF STOCKHOLDER                AGREEMENT                   CAPACITY OWNED)
-------------------                --------------              ---------------------
Florence Lloyd Jones Barnett       50,000                       See separate Stockholder
and Howard G. Barnett, Sr., as                                  Agreements for:
Co-trustees of The Florence L.
J. and Howard G. Barnett                                  (i)   Florence Lloyd Jones Barnett and
Foundation                                                      Howard G. Barnett, Jr., as Co-
                                                                trustees of the Revocable Inter Vivos
                                                                Trust of Florence Lloyd Jones
                                                                Barnett
                                                          (ii)  Howard G. Barnett, Sr., and
                                                                Howard G. Barnett, Jr., as Co- trustees of the
                                                                Revocable Inter Vivos Trust of
                                                                Howard G. Barnett, Sr.
                                                          (iii) Florence Lloyd Jones Barnett, as
                                                                Trustee of the Florence Lloyd Jones
                                                                Barnett Charitable Remainder
                                                                Unitrust